UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                      (Amendment No. ___________)*

                    UNIVIEW TECHNOLOGIES CORPORATION
                            (Name of Issuer)

                Common Stock (par value $0.10 per share)
                     (Title of Class of Securities)

                               915282 20 6
                             (CUSIP Number)

                           September 19, 2000
         (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 915282 20 6

       1.     Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Patrick A. Custer

       2.     Check the Appropriate Box if a Member of a Group
               (a)       ..............
               (b)       ...X..........

       3.      SEC Use Only
              .........

       4.     Citizenship or Place of Organization
              ....USA..

Number of Shares Beneficially Owned by Each Reporting Person With

       5.                               Sole Voting Power
                                        ....2,329,350............

       6.                               Shared Voting Power
                                        .....0...................

       7.                               Sole Dispositive Power
                                        .....2,329,350...........

       8.                               Shared Dispositive Power
                                        ......0..................

       9.     Aggregate Amount Beneficially Owned by Each Reporting Person
              ......2,354,040...

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares ...N/A...

       11.    Percent of Class Represented by Amount in Row (9)
              ......8.1%........

       12.    Type of Reporting Person
              ....IN...

                              SCHEDULE 13G

Item 1.

        (a) uniView Technologies Corporation

        (b) 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248

Item 2.

        (a) Patrick A. Custer

        (b) P.O. Box 802808, Dallas, Texas 75380

        (c) USA

        (d) Common Stock (par value $0.10 per share)

        (e) 915282 20 6

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

Item 4. Ownership.

        (a) Amount beneficially owned: 2,354,040

        (b) Percent of class: 8.1%

        (c) Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote:  2,329,350

            (ii) Shared power to vote or to direct the vote:  0

            (iii) Sole power to dispose or to direct the disposition of:
                  2,329,350

            (iv) Shared power to dispose or to direct the disposition of:  0

Item 5. Ownership of Five Percent or Less of a Class
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        N/A

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on By the Parent Holding Company.
        N/A

Item 8. Identification and Classification of Members of the Group.
        N/A

Item 9. Notice of Dissolution of Group.
        N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   October 16, 2000
          Date

   /s/  Patrick A. Custer
          Signature
  Patrick A. Custer
      Name/Title